Exhibit 10.6

September 7, 2010

Scott Bailey

7312 Elbow Ln

Philadelphia, PA 19119

Dear Scott:

Synacor, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Operating Officer and you will initially report to the Company’s Chief Executive Officer, Ron Frankel. This is a full-time Exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company except as referenced in Exhibit A of the Proprietary Information and Inventions Agreement. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $325,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. Your target bonus will be equal to 50% of your annual base salary. The criteria for your incentive bonus will be materially similar to those used for other senior executives at the Company, including the chief executive officer. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The requirement that Employee be employed at the time of payment does not apply if Employee’s employment is terminated by the Company prior to the date of payment. The determinations of the Company’s Chief Executive and Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 800,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later.

Scott Bailey

September 7, 2010

The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5. Relocation. The Company shall reimburse the Employee for relocation expenses (i.e., moving company, realtor fees, transfer taxes, etc) that the Employee incurs in moving himself from Philadelphia, PA to the Buffalo, NY area for approved moving expenses in an agreed upon amount, of $150,000. The employee agrees to move to Buffalo, NY by Monday December 31, 2010. Any unused portion of the $150,000 for relocation expenses will be paid to the employee as a relocation bonus. If the Employee resigns from the Company before completing 12 months of continuous service, the Employee shall immediately refund to the Company all payments and reimbursements made by the Company for relocation expenses and/or relocation bonus. The Relocation reimbursements and bonus shall be paid to you after submission of your relocation expenses and completion of your relocation.

The Company will provide reasonable executive style temporary housing to Employee until no later than December 31, 2010. In order to facilitate the permanent relocation of Employee’s family to the Buffalo NY area, the Company will provide the Employee reasonable rental housing from the date the Employee’s family moves through June 30, 2011. The Employee’s residence will be placed for sale no later than thirty (30) days of Employee beginning employment with the Company. The Company will also provide reasonable travel expenses incurred by Employee or his spouse for travel between Philadelphia, PA and Buffalo, NY until no later than December 31, 2010. The expenses referenced in this paragraph are not considered to be part of relocation expenses referenced in the paragraph above.

6. Severance Pay. If after Employee and Employee’s spouse relocates to the Buffalo NY area (which shall occur no later than December 31, 2010) or subsequent to any change of control the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, then the Company shall pay the Employee his Base Salary for a period of twelve months following the termination of his Employment (the “Continuation Period”). Such Base Salary shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures. If Employee is terminated subsequent to any change of control or when the Company is a public Company then the Company shall also pay Employee his target bonus prorated to his last date of employment. The Company shall accelerate twelve (12) months of vesting on all options or other unvested stock including, but not limited to, the options referenced in paragraph 4 above.

7. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the termination Date. In order to continue your coverage, you must file the

Scott Bailey

September 7, 2010

required election form. If the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, and you elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents for a period equal to the severance period as described in section 5, following the termination date. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.

8. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.

12. Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Erie County or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the

Scott Bailey

September 7, 2010

Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 12 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 12 also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

13. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules which has not been cured within forty five (45) days of being so notified by the Company, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties which has not been cured within forty five (45) days after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at 5pm Eastern time on September 8, 2010. Your employment is contingent upon your starting work with the Company on or before October 1, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Scott, we are very pleased to be presenting you with this offer. We are confident that your skills, enthusiasm and professionalism will add to Synacor’s success while creating the opportunities and rewards that will help you achieve your professional goals. We look forward to having you as a part of our team.

Scott Bailey

September 7, 2010

If you have any questions, please call me at (716)362-3305.

Very truly yours,

SYNACOR, INC.

/s/ Julia Culkin
JULIA CULKIN, VICE PRESIDENT OF HUMAN RESOURCES

I have read and accept this employment offer:

/s/ Scott Bailey
Signature of Scott Bailey

Dated: 10/15/10

Attachment

Exhibit A: Proprietary Information and Inventions Agreement